Exhibit 99.1

AspenBio’s AppyScore™ Pre-Pivotal Trial Advances With
Patient Enrollment Ongoing at Seven Hospitals

AspenBio Submits Pre IDE Package to FDA in Preparation for Meeting to Discuss Pivotal Trial Design

CASTLE ROCK, CO ─ July 19, 2011 ─ AspenBio Pharma, Inc. (NASDAQ: APPY), an emerging in vitro diagnostic company, reported substantial progress in the development of AppyScore™, the first blood-based testing system designed to help physicians manage the millions of patients who enter emergency rooms every year complaining of abdominal pain and suspected of having acute appendicitis, but at low risk for the disease.

AppyScore is a rule out screening test with high sensitivity and negative predictive value. The test could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs.

Launch of AppyScore in the United States is contingent upon successful demonstration of efficacy in an upcoming pivotal trial and subsequent U.S. Food and Drug Administration (FDA) clearance.

Recent key advances by the company for AppyScore include:

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A pre-pivotal trial is well underway for AppyScore with seven hospital sites actively enrolling pediatric patients, as well as several additional leading hospitals across the United States preparing to participate in both the company’s pre-pivotal and pivotal trials.  Designed similarly to the planned pivotal trial, the pre-pivotal trial evaluates AppyScore’s performance in the intended use population of children and adolescents.  The pre-pivotal trial will include several hundred patients and an interim analysis of pre-pivotal data is expected to be completed in Q3 2011.

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The company recently submitted a Pre-IDE package to the FDA. This submission describes the challenge of diagnosing appendicitis and the solution offered by the AppyScore test, and its performance and intended use, as well as a study protocol, clinical development plan and regulatory pathway.

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A meeting is scheduled with the FDA to obtain guidance on the planned clinical and regulatory pathway for AppyScore. The meeting will be attended by AspenBio’s clinical, regulatory and executive management together with recognized key opinion leaders in emergency medicine.

These advances and extensive product development activities are based on the analysis of the company’s unique repository of more than 2,000 blood specimens collected and tested in previous clinical investigations.

AspenBio plans to use the interim data assessment from the in-process pre-pivotal study and the guidance it receives from the upcoming FDA meeting to finalize its AppyScore pivotal study design, protocols, test cut-off values, statistical endpoints and other study-related matters.

The company will provide an investor update and conference call later in the third quarter to discuss the interim data analysis and regulatory pathway for the AppyScore test system.

AspenBio President and CEO, Steve Lundy, commented: “These milestones for AppyScore are the direct result of the excellent work and dedication of the AspenBio team and our collaborators.  We look forward to reporting our progress as we move through the product field testing and regulatory process. We are confident that AppyScore will fill a key need in the management of abdominal pain in children and adolescents.”

About AspenBio Pharma and AppyScore
AspenBio Pharma, Inc. (NASDAQ: APPY) is an emerging biomedical company focused on obtaining U.S. FDA clearance for its lead product, AppyScore™. AppyScore is a unique, blood-based test designed to help physicians manage the millions of patients who enter emergency rooms every year complaining of abdominal pain and suspected of having acute appendicitis. Use of AppyScore could potentially reduce healthcare costs as well as decrease radiation exposure risk from the increasing use of CT scans performed in diagnosing abdominal pain, which is particularly harmful for children and young adults. The company has amassed a large and unique repository of blood samples that provide valuable data regarding the appendicitis condition and additional protein marker information related to causes of abdominal pain. This asset provides AspenBio a substantial leading-edge position for product development. The company also has several reproduction drugs in research and development for use in animals of economic importance.

AspenBio Pharma has several issued or pending patents in the United States and abroad that cover its appendicitis and animal health related technologies, including those exclusively licensed from Washington University in St. Louis.

For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("APPY") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our Nasdaq listing status, fluctuations in our stock price, and our ability to successfully complete the clinical trial activities for AppyScore™ required for FDA submission, obtain FDA clearance, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the company's objectives, retain the  management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's most recent Annual Report on Form 10-K as filed with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey
Tel 303-794-2000 x 207

Investor Relations:
Liolios Group, Inc.
Ron Both
Tel 949-574-3860
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